Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NanoViricides, Inc. on Form S-3 to be filed on or about December 15, 2025 of our report dated September 29, 2025 on our audits of the financial statements as of June 30, 2025 and 2024 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed September 29, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

December 15, 2025